SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of
             Duty to File Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number: 000-12104


                               Immunomedics, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                                300 American Road
                         Morris Plains, New Jersey 07950
                                 (973) 605-8200
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    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)


        Preferred Share Purchase Rights For Series E Junior Participating
                        Preferred Stock, $0.01 Par Value

               Units, Each Consisting Of One Share Of Common Stock
              And One Warrant To Purchase One Share Of Common Stock

                         Common Stock Purchase Warrants
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            (Title of Each Class of Securities Covered by this Form)

                          Common Stock, $0.01 Par Value

        Preferred Share Purchase Rights For Series G Junior Participating
                        Preferred Stock, $0.01 Par Value
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      (Titles of All Other Classes for Which a Duty to File Reports Under
                         Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)     [ ]
Rule 15d-6              [ ]

Approximate  number of holders of record as of the certification or notice date:
None
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Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              IMMUNOMEDICS, INC.


Date:    April 25, 2002                       By: /S/ GERARD G. GORMAN
                                                  ----------------------
                                              Name:  Gerard G. Gorman
                                              Title: Chief Financial Officer